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                                                                     EXHIBIT 2.4


                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE


IN RE:                                 :
                                       :    JOINTLY ADMINISTERED
LOEWEN GROUP INTERNATIONAL,            :    CASE NO. 99-1244 (PJW)
INC., A DELAWARE CORPORATION, ET AL.,  :
                                       :    CHAPTER 11
               DEBTORS.                :


                     ORDER APPROVING MODIFICATION OF FOURTH
                     AMENDED JOINT PLAN OF REORGANIZATION OF
                  LOEWEN GROUP INTERNATIONAL, INC., ITS PARENT
                     CORPORATION AND CERTAIN OF THEIR DEBTOR
                   SUBSIDIARIES AND COMPROMISE AND SETTLEMENT
                         OF CLAIMS FILED BY THOMAS HARDY

                  This matter coming before the Court at the hearing on confirmation of the Fourth Amended Joint Plan of Reorganization of Loewen Group International, Inc., Its Parent Corporation and Certain of Their Debtor Subsidiaries (the "Plan"), the above-captioned debtors and debtors-in-possession (collectively, the "Debtors") and Thomas Hardy ("Hardy") having advised the Court that they have agreed to resolve Hardy's objection to confirmation of the Plan and all of Hardy's claims filed against the Debtors by modifying the Plan on the terms set forth on Exhibit A attached hereto; the Court finding that (a) the Court has jurisdiction over this matter pursuant to 28 U.S.C. Sections 157 and 1334, (b) this is a core proceeding pursuant to 28 U.S.C. Section 157(b)(2),
(c) the terms of the compromise and settlement with Hardy (the "Hardy Settlement") are fair and reasonable and in the best interests of the Debtors' estates and creditors and (d) the proposed modification of the Plan (the "Modification") does not adversely change the treatment under the Plan of the claim of any creditor against, or the interest of any equity security holder in, the Debtors; and the Court having determined that just cause exists for the relief granted herein;


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         IT IS HEREBY ORDERED THAT the terms of the Hardy Settlement and the
Modification are approved.



Date:  Nov. 29, 2001                        /s/ PETER J. WALSH
                                            ------------------------------------
                                            UNITED STATES BANKRUPTCY JUDGE










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                                    EXHIBIT A



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                                HARDY SETTLEMENT

                  1. Subject to the approval by the Bankruptcy Court of this agreement as an approved modification of the Fourth Amended Joint Plan of Reorganization (the "Plan"), Hardy will withdraw his confirmation objections and will be deemed to have changed his votes in favor of the Plan. All of Hardy's claims are settled hereby.

                  2. The Plan with respect to Loewen Life Insurance Group, Inc. will be modified to provide for the issuance to Hardy of 11,648 shares of New Common Stock and the payment to Hardy of $2,000,000 on the later of the Effective Date or January 1, 2002. The Plan will be further modified so that the number of shares allocated to Division C of Class 11 will be reduced by 128,130 shares.